EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------




To the Board of Directors of Global/International Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 35 to the Registration Statement of Global/International Fund, Inc. on Form N-1A of our reports dated August 14, 1998 and August 12, 1998 on our audits of the financial statements and financial highlights of Scudder International Bond Fund and Scudder Global Fund, respectively, which reports are included in the Annual Reports to Shareholders for the year ended June 30, 1998 which are incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption "Experts".




                                                 /s/PricewaterhouseCoopers LLP
Boston, Massachusetts                            PricewaterhouseCoopers LLP
October 21, 1998